Exhibit 10.12

EMPLOYMENT AGREEMENT
(Susan P. Miller)

THIS AGREEMENT is by and between American Eagle Outfitters, Inc. and/or its designated subsidiary ("Company") and Susan P. Miller ("Executive"), and is effective as of August 4, 2002.

Company agrees to promote Executive to Executive Vice President - Merchandising ("EVP - Merchandising") and Executive hereby accepts this offer of continued employment and agrees to serve Company subject to the general supervision, advice and direction of Company's President (or his designee) and Board of Directors ("Board"), and upon the following terms and conditions:

1.  Position and Duties. Executive shall be employed as Company's EVP - Merchandising, with such authority and duties as are customary for this position, and shall perform such other services and duties as the Board may from time to time designate. Executive's formal election as Executive Vice President is subject to approval at the next meeting of the Board of Directors, which shall not affect the other terms and conditions herein. In addition to Executive's new responsibilities assumed in connection with her promotion:

At the beginning of fiscal 2003, consideration will be given for the added responsibility of American Eagle Outfitters' Women's and Men's Design.

In Fall of fiscal 2003, consideration will be given for added responsibility of American Eagle Outfitters' Sourcing and Production.

During fiscal 2004, consideration will be given for added responsibility of American Eagle Outfitters' Marketing.

Consideration will include the following factors:

- Company performance results;
- Individual performance results;
- Leadership capacity as demonstrated through successful retention, development and succession planning of all Associates within your responsibility;
- Executive Committee relationships and support.

     1.1. Executive agrees to devote her full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with her duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly or privately owned companies or other businesses which will not interfere or conflict with her duties hereunder.

     1.2. Executive agrees that she shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company with are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

     1.3. Company shall indemnify Executive in the performance of her duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Disputes arising out of this paragraph 1.3 shall not be subject to arbitration under paragraph 6.

2. Term. This Agreement and Executive's employment by the Company shall terminate on January 29, 2005, unless sooner terminated as provided herein; provided, however, that this Agreement and Executive's employment by the Company shall be extended automatically for successive fiscal year periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of termination. This Agreement shall be coterminous with Executive's employment by the Company and so long as the employment relationship continues the parties shall be bound by the terms and conditions of this Agreement.

3. Compensation.

     3.1. Base Salary. Company shall pay Executive an annual salary at the rate of $500,000 as compensation for her services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. The Stock Option and Compensation Committee of the Board (the "Committee") may increase Executive's base salary at their discretion, but said salary shall not be decreased.

     3.2. Incentive Bonus. Executive is eligible to receive an annual incentive bonus targeted at 70% of her base salary and a maximum of 140% of her base salary for fiscal 2002 under the Company's Management Incentive Plan ("the Bonus Plan"). For each fiscal year thereafter during the term of this Agreement, the President shall recommend to the Committee that Executive continue to be eligible to receive an annual incentive bonus targeted at 70% of her annual base salary and a maximum of 140% of her base salary under the Bonus Plan, or any equivalent replacement plan. Payment of this annual performance bonus is conditioned on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms have been met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

     3.3. Stock.

          3.3.1. Stock Grant. The President shall recommend to the Committee that Executive's grant of restricted stock for fiscal 2002 be increased from 12,500 shares to 16,667 shares of Company's common stock pursuant to and subject to all terms and conditions set forth in Company's 1999 Stock Incentive Plan ("the Stock Plan"). The President shall recommend to the Committee that Executive receive a grant of 16,667 restricted shares in fiscal 2003 and 16,666 restricted shares in 2004. The President's recommendation to the Committee for restricted stock grants to Executive for fiscal years after 2002 will be consistent with Company's then current compensation policies. However, Executive is eligible for additional restricted stock grants at the recommendation of the President. Pursuant to the terms of the Stock Plan, the Committee will condition the vesting of restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms have been met prior to vesting. It is the parties' intention that the Stock Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the value of all restricted stock grants. The delivery of restricted stock earned, if any, will be made within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

          3.3.2. Stock Options. In addition to Executive's non-qualified option grant for fiscal 2002 of 50,000 shares, the President shall recommend to the Committee that Executive receive an additional non-qualified option to purchase 8,334 shares of Company's common stock for fiscal 2002, which award shall be made pursuant to and subject to all terms and conditions set forth in the Stock Plan. The President shall recommend to the Committee that Executive receive a grant of non-qualified options to purchase 58,333 shares of fiscal 2003 and 58,333 shares in 2004 in a manner consistent with the Company's then current compensation policies, provided that any recommendation of the President will be for grant of non-qualified stock at least equal to the value of the number of stock grants provided for in this paragraph 3.3.2

     3.4. Vacation. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. Company's President and Executive shall mutually agreed upon the dates of such vacation.

     3.5. Auto Allowance. During the term of this Agreement, Company will provide Executive with an automobile allowance of $750.00 per month. Any amount included in Executive's W-2 wages relative to this allowance shall be grossed up for tax purposes. (The term "grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

     3.6 Business Expenses. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of her duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of her duties.

     3.7. Taxes. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

     3.8. Benefit Plans. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; incentive bonus plans; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

4. Executive's Obligations.

     4.1. Confidential Information. Executive agrees that during and after her employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon her separation from employment, for any reason whatsoever, she shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, company phone directories, lists of associates, organizational charts, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of her employment, but shall not include her personal non-business records or personnel records or any information that (I) Executive possessed prior to her first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation, or court order.

     4.2. Solicitation.

          4.2.1. Employees. Executive agrees that during her employment and for two years after the end of her employment, for any reason, she shall not, directly or indirectly, solicit Company's employees to leave their employment; she shall not employ or seek to employ them; and, she shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

          4.2.2 Third Parties. Executive agrees that during her employment and for two years following the end of her employment, for any reason, she shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of her duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

     4.3. Noncompetition. Executive agrees that for a period of one year following the end of her employment, for any reason, she shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of specialty clothing, accessories, shoes, and related merchandise, provided, however, that if Executive voluntarily terminates her employment pursuant to subparagraph 5.4.2 by written notice to the President during the month of January 2003, then in only that event, the provisions of this subparagraph 4.3 shall not apply and Executive shall be free to compete with the Company, and upon any other voluntary termination of employment by Executive, if Company at its option invokes this paragraph 4.3, Company shall pay Executive her base salary as severance during the period she is prohibited from competing with Company pursuant to this paragraph 4.3.

     4.4. Cooperation.

          4.4.1. With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoenas or assurances by Company, providing any and all documents in her possession that relate to the proceeding, and provided assistance in locating any and all relevant notes and/or documents, provided that Company gives to Executive reasonable notice of the need for cooperation.

          4.4.2. With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of her employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

          4.4.3. With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of her employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

     4.5. Remedies. Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph 4, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct, provided that this paragraph 4.5 shall not be interpreted to excuse Company from meeting its burden of proof in any action to secure such relief.

5.  Termination and Related Benefits.

     5.1. Death. This Agreement shall terminate automatically upon Executive's death, and Company shall pay her surviving spouse, or if she leaves no spouse, her estate, any base salary earned by Executive, and any rights or benefits that have vested. In addition, Company shall pay Executive's surviving spouse, or if she leaves no spouse, her estate, any declared but unpaid bonus that, but for Executive's death would otherwise have been payable to Executive.

     5.2. Permanent Disability. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform her duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested. In addition, Company shall pay Executive any declared but unpaid bonus that, but for Executive's disability, would otherwise have been payable to Executive.

     5.3. Termination by Company.

          5.3.1 At End of Term. Company may terminate this Agreement at the end of its term or any extension thereof by giving 60 calendar days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment and pay out the 60-day notice period. Upon a termination at the end of this Agreement, Company shall have the same obligations to Executive as those set forth in subparagraph 5.3.2 below (e.g., severance of one year's base salary and continuation of medical coverage).

          5.3.2. During the Term. In addition to a termination for cause as provided below in subparagraph 5.3.3, Company may terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have only the following obligations:

(i) Pay Executive severance in the form of base salary continuation for one year; provided, however, that such salary shall cease to be paid if Executive accepts or performs comparable employment. (Service for purposes of restricted stock or stock options vesting will end ten days after Executive's last day of active employment in order to allow her to exercise stock option grants.)

(ii) If Executive has been employed the full fiscal year prior to the date of termination, pay Executive any incentive bonus declared, but unpaid.

(iii) Continue Executive's medical coverage for one year under the same terms as provided to other Company executives; provided, however, that such coverage shall cease upon Executive's becoming eligible for similar coverage under another benefit plan.

          5.3.3. For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i) willful violation of laws and regulations governing Company;

(ii) willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii) willful breach of fiduciary duties;

(iv) willful damage, willful misrepresentation, willful dishonestly, or other willful conduct which Company determines has had or is likely to have a material adverse effect upon Company' s operations, assets, reputation or financial conditions; or

(v) willful breach of any stated material employment policy of Company.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

          5.3.4. Method of Payment. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed one year. Present value shall be calculated based upon National City Bank's prime interest rate.

     5.4. Termination by Executive.

          5.4.1. At End of Time. Executive may terminate this Agreement at the end of its term or any extension of this Agreement by giving 60 calendar days' written notice to Company's President. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, and subject to the provisions of paragraph 4.3, that it shall continue to pay Executive for 60 calendar days. Company shall thereafter have no obligations to Executive under this Agreement.

          5.4.2. Voluntary Resignation. Executive may terminate this Agreement by her voluntary resignation. Executive shall give at least 60 calendar days' written notice of her intention to resign to Company's President, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except as provided herein.

          5.4.3. For Good Reason. Executive may terminate this Agreement for good reason, which shall mean a material change in Executive's position, authority, functions, duties or responsibilities including, without limitation, material changes in Company's control or structure about which Executive has no knowledge, which would materially reduce Executive's position, authority, functions, duties or responsibilities during the Agreement.

     5.5. Salary Due at Termination. In the event of any termination of Executive's employment under this Agreement, in addition to the payment provided for in paragraph 4.3, Executive (or her estate) shall be paid any unpaid portion of her salary that has accrued by virtue of her employment during the period prior to termination, and bonuses for any fiscal year completed prior to such termination but for which the bonus has been earned and not yet been paid, together with any unpaid business expenses properly incurred during this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein.

6. Arbitration. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

     6.1. Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

     6.2. Any claim or controversy not sought to be submitted to arbitration, in writing within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

     6.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

     6.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 6, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7. General Provisions.

     7.1. The parties agree that the covenants and promises set forth in paragraph 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect.

     7.2. Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

     7.3. This Agreement, along with any other document or policy or practice referenced herein (which are collectively referred to herein as "Agreement"), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

     7.4. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefits of the heirs, successors, and assigns of the parties.

     7.5. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

     7.6. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Pennsylvania, without reference to state choice of law rules.

     7.7. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's President at its corporate headquarters in Warrendale, PA, or to Executive at the most recent home address. Notices are effective upon receipt.

     7.8. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

     7.9. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement.

                                                            EXECUTIVE

                                                            /s/ Susan P. Miller
                                                            Susan P. Miller

                                                            Signed: September 4, 2002

                                                            AMERICAN EAGLE OUTFITTERS, INC.

                                                By:       /s/ Roger S. Markfield
                                                            President and Chief Merchandising Officer

                                                            Signed: September 2, 2002